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                                                                    EXHIBIT 8.1



                        WILSON SONSINI GOODRICH & ROSATI
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
               Telephone: (650) 493-9300 Facsimile: (650) 493-6811






                               November 6, 1997



Synopsys, Inc.
700 East Middlefield Road
Mountain View, California  94043


Ladies and Gentlemen:

            We have acted as counsel for Synopsys, Inc., a Delaware corporation ("Synopsys") in connection with the preparation and execution of the Agreement and Plan of Merger dated as of October 14, 1997 (the "Merger Agreement") among Synopsys, Post Acquisition Corp., a wholly-owned subsidiary of Synopsys incorporated in Delaware ("Merger Sub"), and Viewlogic Systems, Inc. a Delaware corporation ("Viewlogic"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Viewlogic (the "Merger"), and Viewlogic will become a wholly-owned subsidiary of Synopsys. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

            You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Synopsys with the Securities and Exchange Commission (which contains a joint proxy statement/prospectus) (the "Registration Statement"), the Merger Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Synopsys and Viewlogic respectively (the "Officers' Certificates").

            In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

            1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;










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Synopsys, Inc.
November 6, 1997
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            2. Any statement made in any of the documents referred to herein,"to the best of the knowledge" of any person or party is correct without such qualification;

            3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations; and

            4. The Merger will be reported by Synopsys and Viewlogic on their respective federal income tax returns in a manner consistent with the opinion set forth below.

            Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct as of the date hereof, then:

            1. The Merger will constitute a Merger within the meaning of Section 368(a);

            2. No gain or loss will be recognized by Synopsys, Merger Sub, or Viewlogic as a result of the Merger;

            3. No gain or loss will be recognized by the shareholders of Viewlogic upon the exchange of Viewlogic stock solely for shares of Synopsys stock in the Merger;

            4. Cash received by the shareholders of Viewlogic in lieu of fractional shares of Synopsys stock will be treated as received as a distribution in redemption of such fractional shares, subject to the provisions of Section 302, as if such fractional shares had been issued in the Merger and then redeemed by Synopsys;

            5. The tax basis of the shares of Synopsys stock received by the shareholders of Viewlogic in the Merger will be equal to the tax basis of the shares of Viewlogic stock exchanged therefor in the Merger, reduced by any basis allocable to a fractional share of Synopsys stock treated as sold or exchanged under Section 302; and

            6. The holding period for the shares of Synopsys stock received by the shareholders of Viewlogic will include the holding period for the shares of Viewlogic stock exchanged therefor in the Merger, provided that the shares of Viewlogic stock are held as capital assets at the Effective Time.

            In rendering this opinion, we have assumed that Hale and Dorr LLP has delivered, and has not withdrawn, an opinion that is substantially similar to this one. No opinion is expressed as to any








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Synopsys, Inc.
November 6, 1997
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federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

            This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

            This opinion addresses only the matters set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

            No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

            This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,



                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation


                                          /s/ WILSON SONSINI GOODRICH & ROSATI